April 12, 2006

News Release

Source: EnXnet, Inc.

Medical D-Tect-OR, LLC, EnXnet, Inc.'s New Joint Venture with BAHF, Files Patent Application For Revolutionary Medical Technology

Tulsa, Okla-(BUSINESS WIRE)-April 12, 2006 EnXnet, Inc. (OTCBB: EXNT; German WKN# AOHMDW)-news)- is pleased to announce that a Patent application has been filed with the United States Patent Office by Medical D-Tect-OR, LLC.

Medical D-Tect-OR, LLC is the joint venture company formed under the agreement between EnXnet and BAHF, LLC (press release of 2/27/06). EnXnet maintains a 25% equity position in Medical D-Tect-OR, LLC. For several business and technical reasons, the exact application and impact of this groundbreaking technology is not being fully disclosed at this time.

However, in the coming weeks more detailed information will be forthcoming providing the investment community and the public a clear understanding of how the combined utilization of the technologies covered by this patent application has real potential to impact patient mortality rates. Patient safety will be greatly improved during certain medical procedures thereby solving a major problem that currently exists in the medical industry. The revolutionary improvements in patient safety afforded by the widespread application of these technologies will result in the potential savings of thousands of lives annually with likely savings in the billions of dollars to the medical industry.

EnXnet's CEO, Ryan Corley, stated; "We are really excited to have completed this step in the preparation of bringing this industry-changing technology to market. We are working diligently with the management of BAHF, LLC on this new business venture. It is really great to be associated with something that will potentially have such a positive impact to so many people."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

or
For Investor Relations:
Integrated Capital Partners, Inc
908-204-0004